EXHIBIT 15.2

FORM OF INSTRUCTIONS AS TO USE OF
REAL GOODS SOLAR, INC. SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK, BROKER OR OTHER NOMINEE
AS TO ANY QUESTIONS

The following instructions relate to a rights offering by Real Goods Solar, Inc., a Colorado corporation (“Real Goods Solar,” “we” or “us”), to the holders of record of its Class A common stock, par value $0.0001 per share (“Class A common stock”), and the holders of warrants to purchase its Class A common stock (together, “rights holders” or “you”), as described in the Real Goods Solar offering circular dated [__ __] , 2019.

The basic subscription privilege of each subscription right gives our rights holders of record as of 5:00 p.m., Eastern time, on [__ __], 2019 (the “record date”) the opportunity to purchase shares of Series 1 Preferred Stock, par value $0.0001 per share (“Series 1 Preferred Stock”) at a subscription price of $10 per share, subject to proration and, if applicable, the 10% Restriction as described elsewhere herein. We have granted to each shareholder of record as of the record date, 10 subscription rights for every one share of our Class A common stock owned by such shareholder at that time. We have granted to each holder of our warrants to purchase Class A common stock, 10 subscription rights for every one share of our Class A common stock that holders of our warrants could purchase on the record date by exercising such holders’ warrants. For example, if you owned 1,000 shares of our Class A common stock or warrants exercisable for 1,000 shares of our Class A common stock as of 5:00 p.m., Eastern time, on the record date, you would receive 10,000 subscription rights and would have the right to purchase 10,000 shares of Series 1 Preferred Stock for $10 per share with your basic subscription privilege plus an unlimited over-subscription privilege, in each case subject to proration and, if applicable, the 10% Restriction described elsewhere herein. You may exercise the basic subscription privilege of any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise your basic subscription privilege in full, you will not be entitled to purchase any shares of Series 1 Preferred Stock under your over-subscription privilege.

The over-subscription privilege provides each rights holder that fully exercises all of such holder’s basic subscription privilege the opportunity to purchase the shares of Series 1 Preferred Stock that are not purchased by other rights holders subject to proration and, if applicable, the 10% Restriction described elsewhere herein. If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to subscribe for additional shares of Series 1 Preferred Stock unclaimed by other holders of subscription rights in the rights offering at the same subscription price per share.

If an insufficient number of shares of Series 1 Preferred Stock is available to fully satisfy all basic subscription privilege requests, we will allocate the available shares of Series 1 Preferred Stock, as applicable, pro ratably among those rights holders exercising their basic subscription privilege (so that the aggregate number of shares of our Series 1 Preferred Stock sold in the rights offering does not exceed the aggregate number offered). If an insufficient number of shares of Series 1 Preferred Stock is available to fully satisfy all over-subscription privilege requests, we will allocate the available shares of our Series 1 Preferred Stock authorized under the rights offering pro ratably among those rights holders exercising their over-subscription privilege The subscription agent will notify subscription rights holders of the number of shares of Series 1 Preferred Stock, if any, allocated to each holder exercising the over-subscription privilege as promptly as may be practicable after the allocations are completed.

Generally, any sale of Series 1 Preferred Stock in this rights offering made to any subscribing rights holder who is not an “accredited investor” (as defined in Rule 501 under the Securities Act) may not exceed the number of shares of Series 1 Preferred Stock for which the aggregate purchase price to be paid exceeds (i) in the case of a natural person, 10% of the greater of such rights holder’s annual income or net worth (in each case, as determined pursuant to Rule 501 under the Securities Act), or (ii) in the case of a non-natural person, 10% of the greater of such rights holder’s revenue or net assets for the most recently completed fiscal year-end (the “10% Restriction”).

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the subscription period. Because we will not know the total number of unsubscribed shares of Series 1 Preferred Stock prior to the expiration of the rights offering, if you wish to maximize the number of shares of Series 1 Preferred Stock you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of Series 1 Preferred Stock available to you, assuming that no rights holder other than you has purchased any shares of Series 1 Preferred Stock pursuant to its basic subscription privilege and over-subscription privilege.

There may not be sufficient shares of Series 1 Preferred Stock available to purchase the number of shares of Series 1 Preferred Stock issuable upon the exercise of your basic subscription privilege or your over-subscription privilege. We will only honor over-subscription privileges to the extent sufficient unsubscribed shares of Series 1 Preferred Stock are available following the exercise of subscription rights under the basic subscription privilege. We will not issue more than 2,000,000 shares of Series 1 Preferred Stock in the rights offering.

The subscription rights will expire, if not exercised prior to 5:00 p.m., Eastern time, on _____, 2019, unless extended (the “Expiration Time”).

To the extent the aggregate subscription available to you pursuant to the subscription privileges is less than the amount you actually paid in connection with the exercise of the subscription privileges, you will be allocated only the number of unsubscribed shares of Series 1 Preferred Stock available to you promptly after the expiration of the rights offering.

To the extent the amount you actually paid in connection with the exercise of the subscription privileges is less than the aggregate subscription price of the maximum number of shares of Series 1 Preferred Stock available to you, you will be allocated the number of shares of Series 1 Preferred Stock for which you actually paid in connection with the privileges.

Each rights holder will be required to submit payment in full for all the shares of Series 1 Preferred Stock it wishes to buy. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Real Goods Solar will not be required to issue shares of Series 1 Preferred Stock to you if the subscription agent does not receive your payment prior to the expiration of the rights offering, regardless of when you send the subscription payment and related documents, unless you send the documents in compliance with the guaranteed delivery procedures described below. Real Goods Solar may extend the rights offering by giving oral or written notice to the subscription agent on or before the Expiration Time. If Real Goods Solar elects to extend the rights offering, it will issue a press release announcing such extension no later than 9:00 a.m., Eastern time, on the next business day after the most recently announced Expiration Time.

The rights will be evidenced by non-transferable rights certificates. The number of rights to which you are entitled is printed on the face of your rights certificate. The number of rights printed on the face of the rights certificate can be used to help you determine your percentage ownership for the purposes of determining the number of shares of Series 1 Preferred Stock you elect to subscribe for pursuant to the over-subscription privilege. You should indicate your wishes with regard to the exercise of your rights by completing the appropriate portions of your rights certificate and returning the certificate to the subscription agent in the envelope provided.

YOUR RIGHTS CERTIFICATES, OR NOTICE OF GUARANTEED DELIVERY, AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL SHARES OF SERIES 1 PREFERRED STOCK SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE THE EXPIRATION OF THE RIGHTS OFFERING. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION THE RIGHTS OFFERING WILL EXPIRE.

Method of Subscription - Exercise of Rights

To exercise rights, complete your rights certificate and send the properly completed and executed rights certificate evidencing such rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the subscription price for each share subscribed for pursuant to the basic subscription privilege plus the full subscription price for any shares of Series 1 Preferred Stock you elect to subscribe for pursuant to the over-subscription privilege, to the subscription agent, on or prior to the Expiration Time. Payment of the subscription price will be held in a segregated account to be maintained by the subscription agent. All payments must be made in U.S. dollars for the full number of shares of Series 1 Preferred Stock being subscribed for (a) by certified check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to Continental Stock Transfer & Trust Company, as subscription agent, or (b) by wire transfer of immediately available funds, to the account maintained by the subscription agent for purposes of accepting subscriptions in the Rights Offering at [__] Bank, for credit to [__] Account [__], Real Goods Solar, Inc., ABA No. [__] for further credit to Account Number [__] (the “Subscription Account”). Any wire transfer should clearly indicate the identity of the subscriber who is paying the subscription price by wire transfer. Payments will be deemed to have been received upon (i) receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (ii) receipt of collected funds in the Subscription Account designated above.

All checks must be made payable to Continental Stock Transfer & Trust Company, Account [__], as escrow agent for Real Goods Solar.

The rights certificate and payment of the subscription price or, if applicable, Notices of Guaranteed Delivery must be delivered to the subscription agent by mail, hand delivery, express mail, courier or other expedited service:

Continental Stock Transfer & Trust Company
1 State Street Plaza- 30th Floor

New York, NY 10004

Attn: Corp Actions – Reals Goods Solar Rights

Telephone Number for Confirmation:(917) 262-2378

Delivery to an address other than those above does not constitute valid delivery.

Any questions or requests for assistance concerning the rights offering should be directed to the information agent, Mackenzie Partners, via telephone at (800) 322-2885 (toll-free in North America) or +1(212) 929-5500 or by email at rightsoffer@mackenziepartners.com.

By making arrangements with your broker, custodian bank or other nominee for the delivery of funds on your behalf you may also request such broker, custodian bank or other nominee to exercise the rights certificate on your behalf. Alternatively, you may cause a written guarantee substantially in the form of Exhibit A to these instructions (the “Notice of Guaranteed Delivery”), from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, shareholder, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, (each, an “Eligible Institution”), to be received by the subscription agent on or prior to the expiration of the rights offering together with payment in full of the applicable subscription price. Such Notice of Guaranteed Delivery must state your name, the number of rights represented by the rights certificate(s) held by you, the number of shares of Series 1 Preferred Stock being subscribed for pursuant to the basic subscription privilege, the number of additional shares of Series 1 Preferred Stock you wish to subscribe for pursuant to the over-subscription privilege and that you will guarantee the delivery to the subscription agent of any properly completed and executed rights certificate(s) evidencing such rights within two business days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, the properly completed rights certificate(s) evidencing the right(s) being exercised, with any signatures required to be guaranteed so guaranteed, must be received by the subscription agent within three business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as rights certificate(s) at the address set forth above, or may be transmitted to the subscription agent by facsimile transmission (Facsimile No. [__]). Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the subscription agent at the address set forth above, or by calling the information agent or by calling the subscription agent at the telephone numbers set forth above.

If you do not indicate the number of rights being exercised, or do not forward full payment of the subscription price, then you will be deemed to have exercised your rights with respect to the maximum number of whole rights that may be exercised with the aggregate subscription price you delivered to the subscription agent.

If your aggregate subscription price is greater than the amount you owe for exercise of your basic subscription privilege in full, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares of Series 1 Preferred Stock with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of Series 1 Preferred Stock, the excess subscription payment received by the subscription agent will be returned to you, without interest, as soon as practicable.

Brokers, custodian banks and other nominee holders of rights who exercise the basic subscription privilege and the over-subscription privilege on behalf of beneficial owners of rights will be required to certify to the subscription agent, information agent and Real Goods Solar, in connection with the exercise of the over-subscription privilege, as to the aggregate number of rights that have been exercised pursuant to the basic subscription privilege and the number of shares of Series 1 Preferred Stock that are being subscribed for pursuant to the over-subscription privilege, by each beneficial owner of rights (including such nominee itself) on whose behalf such nominee holder is acting.

Subscription by Registered Holder with U.S. or Canadian Address

To exercise your subscription right to buy shares of Series 1 Preferred Stock, you must (a) properly complete the subscription process as set forth in the subscription documents and (b) submit payment for all the subscription rights you elect to exercise under the basic subscription privilege and over-subscription privilege, to the subscription rights agent, Continental Stock Transfer & Trust Company, at the address set forth on the subscription documents prior to the Expiration Time. If the mail is used to forward subscription documents and/or a certified or bank check, it is recommended that insured, registered mail be used. Once you exercise your subscription rights, you cannot revoke your exercise. In addition, since we may terminate or withdraw the rights offering at our discretion, your participation in the rights offering is not assured.

Subscription by DTC Participants

Custodian banks, trust companies, securities dealers and brokers that hold our equity securities or warrants therefor as nominee for more than one beneficial owner may, upon proper showing to the subscription rights agent, exercise their subscription privileges on the same basis as if the beneficial owners were record holders on the record date through the Depository Trust Company (the “DTC”). The DTC will issue 10 basic subscription privileges to purchase 10 shares of Series 1 Preferred Stock (i) for every one share of Class A common stock that is held by you and (ii) for every one share our Class A common stock that you could purchase on the record date by exercising your warrants. Each basic subscription privilege can then be used to purchase one share of Series 1 Preferred Stock for $10. You may exercise these subscription privileges through DTC’s PSOP Function and instructing DTC to charge your applicable DTC account for the subscription payment for the shares of Series 1 Preferred Stock and deliver such amount to the subscription rights agent. DTC must receive the subscription instructions and payment for the shares of Series 1 Preferred Stock by the Expiration Time.

Subscription by Beneficial Owners

If you are a beneficial owner of our equity securities or warrants therefor that are registered in the name of a broker, custodian bank or other nominee, or if you hold Class A common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your subscription rights and deliver all documents and payment on your behalf prior to the Expiration Time. Your subscription rights will not be considered exercised unless the subscription rights agent receives from you, your broker, custodian bank, other nominee or institution, as the case may be, all of the required documents and your full subscription price payment prior to the Expiration Time.

Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on any stock exchange or market.

Execution

Execution by Registered Holder. The signature on the rights certificate(s) must correspond with the name of the registered holder exactly as it appears on the face of the rights certificate(s) without any alteration or change whatsoever. Persons who sign the rights certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority to so act.

Execution by Person Other than Registered Holder. If a rights certificate is executed by a person other than the holder named on the face of the rights certificate, proper evidence of authority of the person executing the rights certificate must accompany the same unless, for good cause, the subscription agent dispenses with proof of authority.

Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special payment or delivery instructions.

Method of Delivery

The method of delivery of rights certificates and payment of the subscription price to the subscription agent will be at the election and risk of the rights holder. However, if you elect to exercise your rights, Real Goods Solar urges you to consider using a certified or cashier’s check, money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the Expiration Time. If you send a certified check, bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the subscription agent’s account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments and wire or transfer. Any personal check used to pay for shares of Series 1 Preferred Stock must clear the appropriate financial institutions prior to the Expiration Time. The clearinghouse may require five or more business days. Accordingly, rights holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date.

Substitute Form W-9

Each rights holder who elects to exercise rights should provide the subscription agent with a correct Taxpayer Identification Number (“TIN”) on Substitute Form W-9, a copy of which is included as Exhibit B hereto. Additional copies of Substitute Form W-9 may be obtained upon request from the subscription agent at the address set forth above or by contacting Mackenzie Partners, the information agent for the rights offering, at (800) 322-2885 (toll-free in North America) or +1(212) 929-5500 or by email at rightsoffer@mackenziepartners.com. Failure to provide the information on the form may subject such holder to a $50.00 penalty for each such failure and to U.S. federal income tax backup withholding (currently at a 28% rate) with respect to dividends that may be paid by Real Goods Solar on shares of Series 1 Preferred Stock purchased upon the exercise of rights (for those holders exercising rights).